Exhibit 10.15
A.M. CASTLE & CO.
SUPPLEMENTAL PENSION PLAN
(As Amended and Restated Effective as of January 1, 2009)

Page
SECTION 5 AMENDMENT AND TERMINATION	8
5.1 Amendment.	8
5.2 Termination	8
5.3 Rights Not Limited by Section 409A	9

A.M. CASTLE & CO.
SUPPLEMENTAL PENSION PLAN
(As Amended and Restated Effective as of January 1, 2009)
SECTION 1
General
     1.1 History. Purpose and Effective Date. Effective January 1, 1987, A.M. Castle & Co., a Delaware corporation (the “Company”), established the A.M. Castle & Co. Supplemental Pension Plan (the “Plan”) for its employees and the employees of any affiliated corporation which, with the consent of the Company, adopts the Plan. Effective June 5, 2001, A.M. Castle & Co. was merged with and into its wholly owned subsidiary, Castle Merger, Inc., a Maryland corporation, and the surviving corporation, Castle Merger, Inc. was redesignated A.M. Castle & Co. and was substituted as the “Company” under the terms of the Plan. The initial purpose of the Plan was to provide supplemental retirement benefits to employees whose pension benefits otherwise payable under the A.M. Castle & Co. Salaried Employees Pension Plan (the “Qualified Plan”) were limited by operation of section 415 of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan was amended and restated effective as of January 1, 1988 to provide supplemental retirement benefits for employees of the Company and its affiliates whose benefits under the A.M. Castle & Co. Employees Profit Sharing Plan were limited under the Code. Effective as of January 1, 1989, the Company established the A.M. Castle & Co. Supplemental Profit Sharing Plan, and any supplemental profit sharing benefits to which a Participant is entitled have since been provided under that separate plan. Effective for Plan Years beginning on or after January 1, 1989, benefits under the Qualified Plan are subject to limitations under section 401(a)(17) of the Code, and since that time the Plan has been and continues to be administered to provide supplemental retirement benefits to employees whose pension benefits under the Qualified Plan are limited by operation of section 415 or section 401(a)(17) of the Code, or both. The provisions set forth herein constitute an amendment, restatement and continuation of the Plan as in effect immediately prior to January 1, 2009 (the “Effective Date”), subject to the following:
(a)	The Plan as set forth herein shall apply to benefits under the Plan, the payment of which commences on or after the Effective Date. Benefits for which payments commence prior to the Effective Date shall be determined in accordance with the provisions and administration of the Plan prior to the Effective Date, taking into account the provisions of paragraph (b) next below.

(b)	It is the intention that all amounts deferred under the Plan will be subject to the provisions of section 409A of the Code and applicable guidance issued thereunder (“Section 409A”), regardless of whether such amounts were deferred (within the meaning of Section 409A) on, prior to, or after January 1, 2005; provided, however, that amounts deferred as of

December 31, 2004 with respect to Participants who terminated employment on or before December 31, 2004 and for whom no amounts are deferred after December 31, 2004 are not intended to be subject to the provisions of Section 409A, and such amounts shall continue to be subject to the terms and conditions of the Plan as in effect prior to January 1, 2005.
The Plan is intended to be an unfunded “excess benefit plan” within the meaning of section 3(36) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); provided, however, that, to the extent, if any, that the Plan provides benefits which cannot be provided by an excess benefit plan, the Plan shall constitute an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.
     1.2 Related Companies and Employers. The term “Related Company” means any corporation, trade or business during any period in which it is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses (as described in sections 414(b) and (c), respectively, of the Code. The Company and each Related Company which, with the consent of the Company, adopts the Plan are referred to below collectively as the “Employers” and individually as an “Employer.”
     1.3 Definitions. Unless the context clearly requires otherwise, or except as otherwise provided by the Committee from time to time, any word, term or phrase used in the Plan shall have the same meaning as is assigned to it under the terms of the Qualified Plan.
     1.4 Plan Administration. The authority to control and manage the operation and administration of the Plan shall be vested in the Committee appointed to act under the Qualified Plan. In controlling and managing the operation and administration of the Plan, the Committee shall have the same rights, powers and duties as it has under the Qualified Plan.
     1.5 Source of Benefit Payments. The amount of any benefit payable with respect to any Participant under the Plan shall be paid by each Employer, pro rata, according to the amount such Employer contributed on behalf of the Participant under the Qualified Plan, as compared with the amount contributed on behalf of the Participant by the Company and all other companies participating in the Qualified Plan. An Employer shall not be required to pay benefits to a Participant under the Plan in excess of the amount determined under the preceding sentence, and a Participant’s entitlement to benefits under the Plan shall be limited (with any amounts in excess of such limit forfeited) in accordance with the preceding sentence to the extent that Related Companies which have contributed to the Qualified Plan on behalf of the Participant are not Employers under this Plan. Benefits payable under the Plan by any Employer shall be paid from the general revenues and assets of the Employer. An Employer’s obligation under the Plan shall be reduced to the extent that any amounts due under the Plan are paid from one or more trusts, the assets of which are subject to the claims of general creditors of the Employer or any affiliate thereof; provided, however, that nothing in the Plan shall require the Company or any Employer to establish any trust to provide benefits under the Plan, and no Participant shall have any interest in or claim to any assets of any such trust as the Company may, from time to time, establish or maintain for such purpose.

     1.6 Applicable Laws. The laws of Illinois shall be the controlling state law in all matters relating to the Plan and shall be applicable to the extent that they are not preempted by the laws of the United States of America.
     1.7 Gender and Number. Where the context admits, words in any gender shall include each other gender, words in the plural shall include the singular and words in the singular shall include the plural.
     1.8 Claims and Review Procedures. The claims procedure applicable to claims and appeals of denied claims under the Qualified Plan shall apply to any claims for benefits under the Plan and appeals of any such denied claims.
SECTION 2
Participation
     2.1 Participation. Subject to the terms and conditions of the Plan, each person who was a “Participant” in the Plan immediately prior to the Effective Date shall continue as a Participant in the Plan from and after the Effective Date. Subject to the terms and conditions of the Plan, each other employee of an Employer shall become a “Participant” in the Plan as of the first date on which his accrued benefit attributable to Employer contributions under the Qualified Plan is limited by application of either or both of sections 415 and 401(a)(17) of the Code (the “Code Limitations”).
     2.2 Plan Not Contract of Employment. The Plan does not constitute a contract of employment, and participation in the Plan will not give any employee the right to be retained in the employ of any Employer nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.
SECTION 3
Amount and Payment of
Supplemental Pension Benefits
     3.1 Amount of Supplemental Pension Benefit. Subject to the terms and conditions of the Plan, each Participant whose employment with the Employers and Related Companies terminates for reasons other than death shall be entitled to a “Supplemental Pension Benefit” under the Plan, commencing as of his Benefit Commencement Date (as defined in subsection 3.4 below), in an amount (expressed as a single life annuity) equal to:
(a)	the amount of the benefit (expressed as a single life annuity), if any, which the Participant would be entitled to receive under the Qualified Plan commencing on such Benefit Commencement Date (whether or not benefits under the Qualified Plan actually commence on such date), if the Qualified Plan benefit were determined without regard to the Code Limitations;
REDUCED BY

(b)	the amount of the benefit (expressed as a single life annuity) which the Participant would be entitled to receive under the Qualified Plan if the Qualified Plan benefit commenced on such Benefit Commencement Date (whether or not benefits under the Qualified Plan actually commence on such date).
     3.2 Transition Period Election of Benefit Commencement Date. Subject to the terms and conditions of the Plan, each individual who is a Participant in the Plan prior to the Effective Date and who is permitted by the Company to make an election under this subsection 3.2, may elect the time at which payment of his Plan benefit will commence by filing a written election with the Company, no later than December 31, 2008, in a form and manner and subject to such limitations as the Company in its sole discretion may establish, subject to the following:
(a)	an election pursuant to this subsection 3.2 shall be available only to the extent that payment would not otherwise commence in the year in which the election is made;

(b)	such election shall not be effective if it would cause payment to commence in the year in which the election is made that would not otherwise commence in such year; and

(c)	as provided in subsection 3.11, the earliest date that benefits may commence shall be the first day of the seventh calendar month after the calendar month in which occurs the Participant’s “Separation from Service” (as defined below).
A Participant will be deemed to have incurred a “Separation from Service” if he terminates employment with the Company and any Related Company for reasons other than death. A termination of employment will be deemed to have occurred if it is reasonably anticipated that the Participant will not perform any services after termination of employment or it is reasonably anticipated that the level of bona fide services the Participant will perform for the Company and any Related Company after such date (whether as an employee or independent contractor, but not as a director) will permanently decrease to a level that is no more than 50% of the average level of bona fide services the Participant performed over the immediately preceding 36-month period.
Any individual who first becomes eligible to participate in the Plan on or after January 1, 2009 shall not be entitled to elect the time at which benefits will commence, except to the extent permitted under subsection 3.3.
     3.3 Election to Defer Benefit Commencement Date. A Participant who is eligible to retire and commence payment of an Early Retirement Income under the Qualified Plan may make a one-time irrevocable election prior to attainment of age 59 to defer the earliest age at which payment of his Supplemental Pension Benefit will commence pursuant to paragraph 3.4(b), subject to the following:
(a)	such election shall not be effective unless it is made in writing at least 12 months prior to the date on which the Participant’s benefits would have commenced had an election pursuant to this subsection 3.3 not been made; and

(b)	the election must delay the earliest age at which the Participant’s benefits are to commence by at least five years (but not beyond age 65) from the age at which the Participant’s benefits would have commenced in the absence of an election under this subsection 3.3.
An election pursuant to this subsection 3.3 shall be made in such form and manner, and subject to such rules and limitations consistent with the Plan, as may be prescribed by the Committee from time to time.
     3.4 Distribution of Supplemental Pension Benefits. Subject to the terms and conditions of the Plan and except as otherwise provided in subsection 3.11, payment of a Participant’s Supplemental Pension Benefit shall commence on his “Benefit Commencement Date” which shall be determined as follows:
(a)	If a Participant is eligible to file, and timely does file, an election as to the time of payment in accordance with subsection 3.2 of the Plan, the Participant’s Benefit Commencement Date shall be the date elected by the Participant in accordance with subsection 3.2 (but no earlier than the first day of the calendar month following the calendar month in which the Participant’s Separation from Service occurs).

(b)	If the Participant fails to timely file, or is not eligible to file, an election as to the time of payment in accordance with subsection 3.2, and, on his Separation from Service, he is eligible for an Early Retirement Income under the Qualified Plan, the Participant’s Benefit Commencement Date shall be the later of (i) the first day of the calendar month following the calendar month in which the Participant attains age 60 or such later age (if any) as is elected by the Participant in accordance with subsection 3.3; or (ii) the first day of the calendar month following the calendar month in which the Participant’s Separation from Service occurs.

(c)	If the Participant fails to timely file, or is not eligible to file, an election as to the time of payment in accordance with subsection 3.2, and, on his Separation from Service, he is not eligible for an Early Retirement Income under the Qualified Plan, the Participant’s Benefit Commencement Date shall be the later of (i) the first day of the calendar month following the calendar month in which the Participant attains age 65 or (ii) the first day of the calendar month following the calendar month in which the Participant’s Separation from Service occurs.
     3.5 Form of Payment. Subject to the terms and conditions of the Plan, a Participant’s Supplemental Pension Benefit will be distributed in accordance with the following:
(a)	If a Participant is not married on his Benefit Commencement Date, payment will be made in the form of a single life annuity, unless the

Participant elects, in accordance with paragraph (c) next below, to have his benefit paid in another actuarially equivalent form of life annuity.

(b)	If a Participant is married on his Benefit Commencement Date, payment will be made in the form of a Surviving Spouse Annuity which is actuarially equivalent to the Participant’s single life annuity, unless the Participant elects, in accordance with paragraph (c) next below to have his benefit paid in another form of actuarially equivalent life annuity.

(c)	At any time before the date on which payment commences, a Participant may
(i)	elect that his Supplemental Pension Benefit be paid in any other form of life annuity available under the Qualified Plan that is actuarially equivalent to the Participant’s single life annuity; and

(ii)	choose a contingent annuitant other than his spouse for any such form of payment that allows the Participant to designate a contingent annuitant.
Any election made pursuant to this subsection 3.5 shall be made in writing, in such form and manner, and subject to such rules and limitations, as may be prescribed by the Committee from time to time consistent with the terms of the Plan. In no event shall a Participant be entitled to change his Benefit Commencement Date, other than pursuant to an election made in accordance with either subsection 3.2 or subsection 3.3 of the Plan.
     3.6 Distribution of Small Amounts. Notwithstanding any provision of this Section 3 to the contrary, the Committee may, in its sole discretion, direct that a Participant’s Supplemental Pension Benefit be paid to the Participant in a lump sum at the date on which his annuity payments otherwise would have commenced, if:
(a)	the value (determined as of the Participant’s Benefit Commencement Date) of the Participant’s Supplemental Pension Benefit does not exceed the applicable dollar amount in effect under section 402(g)(l)(B) of the Code; and

(b)	such lump sum payment results in the termination and liquidation of the Participant’s entire interest in the Plan.
The provisions of this subsection 3.6 shall be applied by treating the Participant’s interest under the Plan, and all plans and arrangements of the Company and all Related Companies that are required to be aggregated with the Plan under Section 409A, as if they were a single plan. Any exercise of Committee discretion to pay benefits in a lump sum pursuant to this subsection 3.6 shall be evidenced in writing no later than the date of payment.
     3.7 Reemployment. If a Participant is reemployed by the Company or a Related Company after incurring a Separation from Service, any benefits accrued by the Participant prior to the initial Separation from Service shall be distributed as if such reemployment had not occurred. Any benefit to which the Participant becomes entitled under the Plan upon a subsequent Separation from Service shall be actuarially adjusted, using such reasonable actuarial assumptions and methods as the Committee shall determine for such purposes, to reflect the value of any payments which the Participant has received and will receive under the Plan and the Qualified Plan due to a prior Separation from Service.
     3.8 Survivor Benefit. If a Participant dies prior to his Benefit Commencement Date and would otherwise have been eligible for a benefit under the Plan, his surviving spouse will be entitled to a “Survivor Benefit.” The Survivor Benefit shall be a monthly payment to the surviving spouse in an amount determined as follows:
(a)	In the case of a Participant who dies on or after the earliest date on which Plan benefits would have commenced to him had he incurred a Separation from Service, the Survivor Benefit shall be an amount equal to 50% of the monthly Supplemental Pension Benefit to which the Participant would have been entitled had he commenced receipt of his Supplemental Pension Benefit as of the date as of which payment of the Survivor Benefit commences in accordance with subsection 3.9 and had his benefits been paid in the form of a Surviving Spouse Annuity.

(b)	In the case of a Participant who dies before the earliest date on which Plan benefits would have commenced to him had he incurred a Separation from Service, the Survivor Benefit shall be an amount equal to 50% of the monthly Supplemental Pension Benefit to which the Participant would have been entitled had he terminated employment on the date of death (or the date of his actual termination of employment, if earlier), survived to the date that would have been his Benefit Commencement Date, and commenced receipt of his Supplemental Pension Benefit as of that date in the form of a Surviving Spouse Annuity (disregarding any otherwise applicable requirement to defer commencement to the first day of the seventh month after a Separation from Service).
     3.9 Time of Payment of Survivor Benefit. Payment of the Survivor Benefit to a surviving spouse shall commence as of the first day of the calendar month following the later of the Participant’s date of death or the earliest date on which benefits would have commenced to the Participant (had he incurred a Separation from Service), and shall continue until and including the month in which the surviving spouse dies.
     3.10 Actuarial Equivalence. Except as otherwise provided in the Plan, the determination of the actuarial equivalence shall be made in accordance with the Qualified Plan provisions relating to actuarial equivalence.
     3.11 Deferred Commencement of Payments Unon Separation From Service. Notwithstanding any provision of this Plan to the contrary, benefit distributions made to a Participant upon a Separation from Service shall commence on the first day of the seventh month following the Participant’s Benefit Commencement Date. In the event this subsection 3.11 is applicable to a Participant, any distribution which would otherwise be paid to the Participant within the first six months following his Benefit Commencement Date shall be accumulated and paid to the Participant in a lump sum on the first day of the seventh month following the Benefit Commencement Date. All subsequent distributions shall be paid in the manner specified by the form of distribution applicable to the Participant.
     3.12 Distributions Upon Income Inclusion Under Section 409A. Upon the inclusion of any amount into a Participant’s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A, to the extent such tax liability can be covered by the amount of the Participant’s Supplemental Pension Benefit, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.
SECTION 4
Additional Provisions
     4.1 Payment of Benefit in the Event of Disability. In the event that a Participant is under a legal disability or is in any way incapacitated so as to be unable to manage his financial affairs, the Employers may make payments under this Plan to a relative or friend of the Participant, or, if applicable, his spouse or beneficiaries, until a conservator or other person legally charged with the care of his person or of his estate has been appointed and makes a claim for such benefits.
     4.2 Benefits Not Transferable. Benefits payable to a Participant and, if applicable, his surviving spouse or beneficiaries under this Plan are not subject to the claims of his creditors, other than the Employers (the payment or offset of such Employer claims, however, being potentially subject to Section 409A), and may not be voluntarily or involuntarily assigned, alienated or encumbered.
     4.3 Tax Treatment and Withholding. Benefits under the Plan shall be subject to withholding of all applicable taxes. Notwithstanding any provision of the Plan to the contrary, neither the Company nor any Employer makes any representation or warranty regarding the tax consequences of the Plan to Participants or other persons entitled to benefits hereunder.
SECTION 5
Amendment and Termination
     5.1 Amendment. The Company may amend or terminate the Plan, at any time, to take effect retroactively or otherwise, as deemed necessary or advisable for purposes of conforming the Plan to any present or future law, regulations or rulings relating to plans of this or a similar nature, except that no amendment or termination shall reduce a Participant’s benefits to less than the amount he would be entitled to receive if he had incurred a Separation from Service on the date of the amendment.
     5.2 Termination. The Plan, as applied to all Employers, will terminate on the date it is terminated by the Company. The Plan, as applied to any Employer, will terminate on the first to occur of the following:

(a)	the date it is terminated by that Employer if advance written notice of the termination is given to the other Employers;

(b)	the date the Employer is judicially declared bankrupt or insolvent; or

(c)	the dissolution, merger, consolidation or reorganization of the Employer, or the sale by the Employer of all or substantially all of its assets, except that, with the consent of the Company, in any such event arrangements may be made whereby the Plan will be continued by any successor to the Employer or any purchaser of all or substantially all of the Employer’s assets, in which case the successor or purchaser will be substituted for the Employer under the Plan.
In the event of any Plan termination, each Participant’s benefits under the Plan shall be paid at the same time and in the same form as had such termination not occurred, except as otherwise provided by the Company, by Plan amendment or otherwise, and each Employer’s obligation to make payment of Participants’ benefits under subsection 1.5 shall continue to the extent the benefits were accrued as of the date such termination occurs.
     5.3 Rights Not Limited by Section 409A. The rights reserved to the Company and the Employers under this Section 5 shall not be subject to any limitation or restriction merely because the exercise of such rights may result in adverse tax consequences to Participants or other persons under Section 409A or any other law.
     IN WITNESS WHEREOF, this amended and restated Plan has been executed this 12th day of November, 2008

A. M. CASTLE & CO.

By:	/s/ Paul J. Winsauer

Printed:	Paul J. Winsauer

Title:	VP — Human Resources